Exhibit 99.1

NEWS FROM BANK MUTUAL CORPORATION

CONTACTS:	Bank Mutual Corporation
David A. Baumgarten
President and Chief Executive Officer
or
Michael W. Dosland
Senior Vice President and Chief Financial Officer
(414) 354-1500

BANK MUTUAL CORPORATION REPORTS 17% INCREASE IN

NET INCOME FOR THE FOURTH QUARTER OF 2013

Milwaukee, Wisconsin

January 15, 2014

Bank Mutual Corporation (NASDAQ: BKMU) reported net income of $2.7 million or $0.06 per diluted share in the fourth quarter of 2013, which was a 16.9% improvement over net income of $2.3 million or $0.05 per diluted share in the same quarter in 2012. This improvement was due primarily to higher net interest income, lower net losses and expenses on foreclosed real estate, and lower provision for loan losses. These developments were partially offset by a decline in gains on sales of loans. On a full-year basis Bank Mutual Corporation (“Bank Mutual”) reported net income of $10.8 million or $0.23 per diluted share in 2013, which was 59.8% higher than the $6.8 million or $0.15 per diluted share that was reported in 2012. This improvement was due primarily to higher net loan servicing revenue, higher net interest income, lower net losses and expenses on foreclosed real estate, and lower federal deposit insurance premiums. These developments were partially offset by lower gains on sales of loans and higher compensation-related costs.

David A. Baumgarten, President and Chief Executive Officer of Bank Mutual, noted, “Our loan portfolio increased by nearly five percent in the fourth quarter on increased construction loan disbursements and improved commercial loan demand. As a result, our earning asset mix continued to improve, which helped push our net interest margin to 3.24% during the quarter.” Baumgarten continued, “This improvement represented the sixth straight quarterly increase in our net interest margin. We believe we can continue this trend in 2014, but increases in the margin are likely to be more modest than they have been the past six quarters.”

Bank Mutual’s net interest income increased by $1.2 million or 7.2% and by $5.0 million or 8.1% during the three and twelve months ended December 31, 2013, respectively, compared to the same periods in 2012. These increases were primarily attributable to a 44 basis point improvement in Bank Mutual’s net interest margin, from 2.67% in all of 2012 to 3.11% in all of 2013. This improvement was due in part to an improved earning asset mix and an improved deposit funding mix between the periods. Bank Mutual’s average loans receivable (which generally have higher yields) increased by $43.3 million or 3.1% between the year-to-date periods and its average mortgage-related securities, investment securities, and overnight investments (which generally have lower yields) declined by $209.2 million or 23.0% in the aggregate between the periods. With respect to Bank Mutual’s deposit funding mix, its average checking and savings deposits (which generally have a lower interest cost or no interest cost) increased by $46.7 million or 4.7% in the aggregate between the year-to-date periods and its average certificates of deposit (which generally have a higher interest cost) declined by $241.0 million or 25.3% between the periods.

1

Also contributing to the improvement in net interest margin between 2013 and 2012 was a 39 basis point decline in the average cost of Bank Mutual’s certificates of deposit, as well as Bank Mutual’s repayment of $100.0 million in high-cost borrowings from the FHLB of Chicago in the third quarter of 2012. Management anticipates that Bank Mutual’s cost of certificates of deposit may continue to decline modestly over the next few months as older, higher-cost certificates of deposit continue to mature and are replaced by lower cost deposits. However, management does not believe that the pace of decline in 2014 will match that of recent periods.

The favorable impact of the aforementioned developments on net interest income was partially offset by a $165.9 million or 7.2% decrease in average earning assets during the year-to-date period in 2013 compared to the same period in 2012. Bank Mutual’s earning assets have declined in recent periods as it has used cash flows from its mortgage-related securities portfolio to fund a decline in its certificates of deposit, as previously noted.

Bank Mutual’s provision for loan losses was $1.2 million in the fourth quarter of 2013 compared to $2.1 million in the same quarter last year. The provision for the year ended December 31, 2013, was $4.5 million compared to a similar amount in 2012. Bank Mutual’s provision in the 2013 periods was due largely to increases in general loan loss allowances related to growth in its multi-family, commercial real estate, and commercial business loan portfolios, as well as an increase in classified loans during the fourth quarter, as described later in this release. In contrast, the provision in the 2012 periods was influenced by specific loan loss allowances on a number of multi-family, commercial real estate, and business loan relationships. These losses were partially offset by loss recaptures on non-performing loans that paid off during the 2012 periods, as well as recoveries of previously charged-off loans during those periods.

General economic, employment, and real estate conditions continue to improve in Bank Mutual’s markets, although at a relatively slow pace. However, current conditions continue to be challenging for certain borrowers, particularly those whose loans are secured by commercial real estate or land. As such, there can be no assurances that non-performing loans will continue to trend lower in future periods or that Bank Mutual’s provision for loan losses will not vary considerably in future periods.

Service charges on deposits declined by $137,000 or 7.4% and by $134,000 or 1.9% during the three and twelve month periods ended December 31, 2013, respectively, compared to the same periods in the prior year, respectively. Management attributes these declines to relatively slow economic growth in recent periods which has impacted customer spending patterns and has resulted in lower revenue from overdraft charges. Despite recent declines, management anticipates modest growth in this revenue item in 2014, although there can be no assurances.

Brokerage and insurance commissions were $788,000 during the fourth quarter of 2013, which was slightly higher than the same period in the previous year. On a full-year basis, this revenue source was $3.1 million in 2013, which was a $107,000 or 3.6% increase from the same period in 2012. This revenue item consists of commissions earned on sales of tax-deferred annuities, mutual funds, and certain other securities, as well as personal and business insurance products. Commission revenue in the 2013 year-to-date period benefited from higher sales of equity-related investments earlier in the year, which management attributes to general improvements in equity markets during that time period. Commission revenue from this source declined, however, during the latter half of 2013 compared to the same period in 2012. Each of the 2013 periods also includes an increase in commission revenue from sales of tax-deferred annuities, which management attributes to the continued popularity of such investments in generally lower interest rate environments.

2

Net loan-related fees and servicing revenue was $656,000 during the three months ended December 31, 2013, compared to $437,000 in the same period of the previous year. On a year-to-date basis, this revenue was $3.3 million in 2013 compared to a loss of $1.9 million in 2012. The following table presents the components of net loan-related fees and servicing revenue for the periods indicated:

	Three Months Ended December 31		Twelve Months Ended December 31
	2013	2012	2013	2012
	(Dollars in thousands)
Gross servicing fees	$721	$722	$2,885	$2,826
Mortgage servicing rights amortization	(474)	(900)	(2,808)	(3,904)
Mortgage servicing rights valuation recovery (loss)	76	391	2,394	(1,528)
Loan servicing revenue, net	323	213	2,471	(2,606)
Other loan fee income	333	224	844	695
Loan-related fees and servicing revenue, net	$656	$437	$3,315	$(1,911)

The change in the valuation allowance that Bank Mutual maintains against its mortgage servicing rights (“MSRs”) is recorded as a recovery or loss, as the case may be, in the period in which the change occurs. Higher market interest rates for residential loans beginning in the fourth quarter of 2012 and continuing through 2013 resulted in lower future prepayment expectations on the loans underlying the MSRs, which resulted in a recovery of the valuation allowance during these periods. Higher rates in these periods also resulted in lower MSR amortization in the 2013 periods compared to the same periods in 2012 due to a lower level of actual loan prepayments. In contrast, lower market interest rates earlier in 2012 resulted in higher future prepayment expectations and an increase in the valuation allowance during that full-year period. Lower interest rates in 2012 also resulted in a higher level of MSR amortization in the 2012 periods because of an increased level of actual loan prepayments. As of December 31, 2013, Bank Mutual had a remaining valuation allowance of only $1,400 against MSRs with a book value of $8.7 million. As of the same date Bank Mutual serviced $1.1 billion in loans for third-party investors compared to similar amount at the end of 2012.

Gains on sales of loans were $369,000 in the fourth quarter of 2013 compared to $3.3 million in the same quarter last year. Gains on sales of loans were $4.4 million during the year ended December 31, 2013, compared to $13.2 million in all of 2012. Bank Mutual typically sells in the secondary market most of the fixed-rate, one- to four-family mortgage loans that it originates. During the three and twelve months ended December 31, 2013, sales of these loans were $80.3 million or 78.7% lower and $202.2 million or 44.5% lower than they were during the same periods in 2012, respectively. Increases in market interest rates during 2013 resulted in lower originations and sales of fixed-rate, one- to four-family loans in the 2013 periods compared to the same periods in 2012. Also contributing to the decrease in gains on sales of loans in 2013 was a decline in Bank Mutual’s average gross profit margin on the sales of loans. Management attributes this decline to the reduced burden that consumer demand placed on the loan production capacity of the mortgage banking industry as a whole, due to the increase in market interest rates, which caused gross profit margins to decrease. If market interest rates remain at their current level or trend higher, management anticipates that Bank Mutual’s gains on sales of loans will be substantially lower in 2014 than they were in 2013 and 2012.

3

In 2012 Bank Mutual recorded $543,000 in gains on sales of investments related to the sale of $20.4 million in mortgage-related securities. Bank Mutual did not sell any securities in 2013. In addition, in 2012 Bank Mutual recorded $400,000 in net other-than-temporary impairment (“OTTI”) losses, of which $64,000 was recorded in the fourth quarter of that year. These losses consisted of the credit portion of the total OTTI loss related to Bank Mutual’s investment in certain private-label collateralized mortgage obligations (“CMOs”) rated less than investment grade. Bank Mutual did not have any net OTTI losses in 2013.

Income from bank-owned life insurance (“BOLI”) was $420,000 and $2.4 million during the three and twelve months ended December 31, 2013, compared to $539,000 and $2.1 million during the same periods in 2012. The fluctuation in this revenue item in recent periods has been caused by the timing of excess death benefits received under the terms of the insurance contracts.

Other non-interest income was $1.5 million and $6.1 million during the three and twelve month periods in 2013, respectively, compared to $1.3 million and $5.8 million during the same periods in 2012, respectively. Most of the increase in the 2013 periods was caused by fees generated from a debit card cash rewards program that Bank Mutual introduced to checking account customers in 2013. Also contributing in the fourth quarter of 2013 was an increase in the value of financial assets held in support of certain non-qualifying deferred compensation plans.

Compensation-related expenses increased by $460,000 or 4.4% and $1.6 million or 3.7% during the three and twelve months ended December 31, 2013, respectively, compared to the same periods in 2012, respectively. These increases were due primarily to annual merit increases, as well as increases in certain payroll taxes and pension-related costs during the periods. These developments were partially offset by a decline in commissions due to lower originations of single-family loans (as previously described), as well as a modest decline in employee healthcare costs due to a renegotiation of such costs with the insurance provider.

During the fourth quarter of 2013 Bank Mutual implemented certain changes to its defined benefit pension plan that froze benefits for plan participants who did not meet certain service requirements as of December 31, 2013, which was the effective date of the changes. At the same time, Bank Mutual enhanced the benefits that it offers under its discretionary defined contribution savings plan beginning in 2014 for employees impacted by the changes in the defined benefit pension plan. Although there can be no assurances, management estimates that these two developments could result in a net cost savings of $1.4 million to $2.2 million in 2014 depending on the level of discretionary contributions Bank Mutual makes to the defined contribution savings plan, if any. Finally, during the fourth quarter of 2013 Bank Mutual also implemented certain changes in the way in which employees earn vacation and other paid time off benefits after December 31, 2013. This change is expected to reduce Bank Mutual’s expense for compensated absences by approximately $1.3 million in 2014.

Occupancy and equipment expenses increased by $223,000 or 8.0% and $518,000 or 4.6% during the three and twelve months ended December 31, 2013, respectively, compared to the same periods in the prior year, respectively. These increases were principally caused by increases in data processing costs, certain repairs and maintenance on Bank Mutual’s facilities, and, for the year-to-date period, increased snow removal costs earlier in 2013 compared to 2012.

4

Federal deposit insurance premiums were $382,000 and $1.9 million during the three and twelve months ended December 31, 2013, respectively. These amounts compared to $775,000 and $3.3 million during the same periods in 2012, respectively. The decrease in the 2013 periods was caused by improvements during the year in Bank Mutual’s financial condition and operating results. Under the Federal Deposit Insurance Corporation’s (“FDIC”) risk-based premium assessment system, these improvements resulted in lower deposit insurance costs for Bank Mutual in 2013.

Net losses and expenses on foreclosed real estate were $1,000 and $2.3 million during the three and twelve months ended December 31, 2013, respectively. These amounts compared to $1.2 million and $6.7 million in the same periods of last year, respectively. Bank Mutual has experienced lower losses and expenses on foreclosed real estate in recent periods due to lower levels of foreclosed properties.

Other non-interest expense decreased by $99,000 or 3.9% during the three months ended December 31, 2013, compared to the same period in 2012. Year-to-date, this expense decreased by $430,000 or 4.2% in 2013 compared to the same period in 2012. These decreases were primarily caused by lower professional fees, due principally to reduced expenditures for loan workouts, as well as lower regulatory assessments related to Bank Mutual’s improved financial condition.

Income tax expense was $1.5 million and $1.2 million during the three months ended December 31, 2013 and 2012, respectively, and was $5.7 million and $3.3 million during the twelve months ended December 31, 2013 and 2012, respectively. Bank Mutual’s effective tax rates (“ETRs”) during the three-month periods in 2013 and 2012 were 36.3% and 34.9%, respectively. The ETRs during the full-year periods for 2013 and 2012 were 34.7% and 33.2%, respectively. Bank Mutual’s ETR will vary from period to period depending primarily on the impact of non-taxable revenue items, such as tax-exempt interest income and earnings from bank-owned life insurance (“BOLI”). Bank Mutual’s ETR will generally be higher in periods in which these non-taxable revenue items comprise a smaller portion of pre-tax income.

Bank Mutual’s total assets decreased by $70.9 million or 2.9% during the year ended December 31, 2013. During the period Bank Mutual’s mortgage-related securities available-for-sale declined by $103.6 million and its cash and cash equivalents declined by $44.6 million. Cash flow from these sources, as well as a $34.1 million increase in borrowings, funded a $106.8 million increase in Bank Mutual’s loan portfolio and a $105.2 million decrease in deposit liabilities during the year. Bank Mutual’s total shareholders’ equity increased from $271.9 million at December 31, 2012, to $281.0 million at December 31, 2013.

Bank Mutual’s loans receivable increased by $106.8 million or 7.6% during the twelve months ended December 31, 2013. Total loans originated for portfolio were $488.6 million during this period compared to $523.6 million during the same period in 2012. Loans receivable increased in 2013 despite the overall decline in originations due primarily to disbursements in 2013 on construction loans that were actually originated in 2012. Also contributing was reduced loan prepayment activity in 2013 due to an increase in market interest rates during the year.

Originations of new construction and development loans in 2013, which consisted primarily of multi-family projects, were substantially higher in 2013 than they were in 2012. This increase was attributable to elevated demand for multi-family properties caused by a general decline in the level of home ownership in recent years. The increase in the origination of these types of loans was more than offset by declines in originations of commercial and industrial loans and home equity loans in 2013 compared to the prior year. Management attributes these declines to higher interest rates, slower economic growth and related uncertainties, and increased competition for these types of loans in its local markets.

5

Bank Mutual’s deposit liabilities decreased by $105.2 million or 5.6% during the twelve months ended December 31, 2013. Certificates of deposit declined by $178.0 million or 21.9% during the period while core deposits, consisting of checking, savings and money market accounts, increased by $72.8 million or 6.9%. Bank Mutual continues to closely manage the rates it offers on certificates of deposit to control its overall liquidity position, which has resulted in a decline in certificates of deposit in recent periods. Core deposits have increased in recent periods in response to management’s efforts to increase sales of such products and related services to commercial businesses, as well as efforts to focus its retail sales efforts on such products and related services. Also contributing to the increase in core deposits in recent periods, however, was customer reaction to the low interest rate environment. Management believes that this environment has encouraged some customers to switch to core deposits in an effort to retain flexibility in the event interest rates rise in the future. If interest rates increase in the future, customer preference may shift from core deposits back to certificates of deposit, which typically have a higher interest cost to Bank Mutual. This development could increase Bank Mutual’s cost of funds in the future, which could have an adverse impact on its net interest margin.

Bank Mutual’s shareholders’ equity increased from $271.9 million at December 31, 2012, to $281.0 million at December 31, 2013. This increase was caused in part by net income during the period, partially offset by the payment of cash dividends of $0.10 per share to shareholders during the twelve months ended December 31, 2013. Also contributing to the increase in shareholders’ equity during the period was an $2.4 million decrease in accumulated other comprehensive loss due primarily to the impact of the changes Bank Mutual made to its defined benefit pension plan, as previously described. The impact of this development on accumulated other comprehensive loss was partially offset by a decline in the fair value of Bank Mutual’s available-for-sale securities. This development was caused by an increase in market interest rates during the year which had an adverse impact on the fair value of Bank Mutual’s available-for-sale securities. The book value of Bank Mutual’s common stock was $6.05 per share at December 31, 2013, compared to $5.87 per share at December 31, 2012.

Bank Mutual’s ratio of shareholders’ equity to total assets was 11.97% at December 31, 2013, compared to 11.24% at December 31, 2012. The increase in this ratio was caused by the reasons noted in the previous paragraph. Also contributing was a decline in Bank Mutual’s total assets during the period, as previously described. Bank Mutual’s subsidiary bank is “well capitalized” for regulatory capital purposes. As of September 30, 2013 (the latest information available), the subsidiary bank had a total risk-based capital ratio of 18.22% and a Tier 1 capital ratio of 10.89%. The minimum ratios to be considered “well capitalized” under current supervisory regulations are 10% for total risk-based capital and 6% for Tier 1 capital. The minimum ratios to be considered “adequately capitalized” are 8% and 4%, respectively.

Earlier in 2013 the Board of Governors of the Federal Reserve (“FRB”) and the Office of the Comptroller of the Currency (“OCC”) published final regulatory capital rules under Basel III. These new rules will become effective on January 1, 2015, although certain aspects of the new rules will phase in over the following four years. At this time management does not expect these new rules to have a significant impact on the regulatory capital of Bank Mutual’s subsidiary bank, its financial condition, or its results of operations, although there can be no assurances. In addition, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the "Dodd-Frank Act") will eventually impose specific capital requirements on savings and loan holding companies such as Bank Mutual. These developments, as well as other requirements that could be imposed by regulators, may impact the ability of Bank Mutual and/or its subsidiary bank to pay dividends or, in the case of Bank Mutual, repurchase its common stock.

6

Bank Mutual’s non-performing loans were $13.0 million or 0.86% of loans receivable as of December 31, 2013, compared to $25.8 million or 1.84% of loans receivable as of December 31, 2012. Non-performing assets, which includes non-performing loans, were $19.7 million or 0.84% of total assets and $39.8 million or 1.64% of total assets as of these same dates, respectively. Non-performing assets are classified as “substandard” in accordance with Bank Mutual’s internal risk rating policy. In addition to non-performing assets, at December 31, 2013, management was closely monitoring $36.1 million in additional loans that were adversely classified as “substandard” and $52.7 million in additional loans that were classified as “special mention” in accordance with the Bank Mutual’s internal risk rating policy. These amounts compared to $31.8 million and $37.7 million, respectively, as of December 31, 2012. As of December 31, 2013, most of the additional loans classified as “substandard” or “special mention” were secured by commercial real estate, multi-family real estate, land, and certain commercial business assets. The increase in classified loans in 2013 was caused by a limited number of commercial borrowers that have experienced deteriorations in financial condition and/or operating results in recent periods. In a number of these instances, as well as certain others, borrowers’ situations are showing signs of improvement. However, management believes such improvements were not sufficient to upgrade the internal risk rating on the loans as of December 31, 2013. If these trends continue, management believes that a number of classified loans could be upgraded in near term in accordance with Bank Mutual’s risk rating policy, although there can be no assurances. Management does not believe any of the loans are impaired as of December 31, 2013.

Although Bank Mutual’s non-performing assets have declined in recent periods, its classified loans have increased, as previously noted. Trends in the credit quality of Bank Mutual’s loan portfolio are subject to many factors that are outside of Bank Mutual’s control, such as economic and market conditions. As such, there can be no assurances that there will not be significant fluctuations in Bank Mutual’s non-performing assets and/or classified loans in future periods or that there will not be significant variability in Bank Mutual’s provision for loan losses from period to period.

Bank Mutual’s allowance for loan losses was $23.6 million or 1.56% of total loans at December 31, 2013, compared to $21.6 million or 1.54% of total loans at December 31, 2012. As a percent of non-performing loans, Bank Mutual’s allowance for loan losses was 181.6% at December 31, 2013, compared to 83.6% at December 31, 2012. Management believes the allowance for loan losses at December 31, 2013, was adequate to cover probable and estimable losses in Bank Mutual’s loan portfolio as of that date. However, future increases to the allowance may be necessary and results of operations could be adversely affected if future conditions differ from the assumptions used by management to determine the allowance for loan losses as of the end of the period.

Bank Mutual Corporation is the third largest financial institution holding company headquartered in the state of Wisconsin. Its stock is quoted on the NASDAQ Global Select Market under the ticker BKMU. Its subsidiary bank, Bank Mutual, operates 75 banking locations in the state of Wisconsin and one in Minnesota.

* * * * *

7

Cautionary Statements

This report contains or incorporates by reference various forward-looking statements concerning Bank Mutual's prospects that are based on the current expectations and beliefs of management. Forward-looking statements may contain, and are intended to be identified by, words such as “anticipate,” “believe,” “estimate,” “expect,” “objective,” “projection,” “intend,” and similar expressions; the use of verbs in the future tense and discussions of periods after the date on which this report is issued are also forward-looking statements. The statements contained herein and such future statements involve or may involve certain assumptions, risks, and uncertainties, many of which are beyond Bank Mutual's control, that could cause Bank Mutual's actual results and performance to differ materially from what is stated or expected. In addition to the assumptions and other factors referenced specifically in connection with such statements, the following factors could impact the business and financial prospects of Bank Mutual: general economic conditions, including volatility in credit, lending, and financial markets; weakness and declines in the real estate market, which could further affect both collateral values and loan activity; periods of relatively high unemployment or economic weakness and other factors which could affect borrowers’ ability to repay their loans; negative developments affecting particular borrowers, which could further adversely impact loan repayments and collection; legislative and regulatory initiatives and changes, including action taken, or that may be taken, in response to difficulties in financial markets and/or which could negatively affect the rights of creditors; monetary and fiscal policies of the federal government; the effects of further regulation and consolidation within the financial services industry, including substantial changes under the Dodd-Frank Act; regulators’ stringent expectations for financial institutions’ capital levels and restrictions imposed on institutions, as to payments of dividends or otherwise, to maintain or achieve those levels, including the possible effects of new regulatory capital requirements under Basel III; pending and/or potential rulemaking or other actions by the Consumer Financial Protection Bureau (“CFPB”); potential regulatory or other actions affecting Bank Mutual or its subsidiary bank; potential changes in the Federal National Mortgage Association (“Fannie Mae”) and the Federal Home Loan Mortgage Corporation (“Freddie Mac”), which could impact the home mortgage market; increased competition and/or disintermediation within the financial services industry; changes in tax rates, deductions and/or policies; potential further changes in FDIC premiums and other governmental assessments; changes in deposit flows; changes in the cost of funds; fluctuations in general market rates of interest and/or yields or rates on competing loans, investments, and sources of funds; demand for loan or deposit products; illiquidity of financial markets and other negative developments affecting particular investment and mortgage-related securities, which could adversely impact the fair value of and/or cash flows from such securities; changes in customers’ demand for other financial services; Bank Mutual’s potential inability to carry out business plans or strategies; changes in accounting policies or guidelines; natural disasters, acts of terrorism, or developments in the war on terrorism; the risk of failures in computer or other technology systems or data maintenance, or breaches of security relating to such systems; and the factors discussed in Bank Mutual’s filings with the Securities and Exchange Commission, particularly under Part I, Item 1A, “Risk Factors,” of Bank Mutual’s 2012 Annual Report on Form 10-K.

8

Bank Mutual Corporation and Subsidiaries
Unaudited Consolidated Statements of Financial Condition
(Dollars in thousands, except per share data)

	December 31	December 31
	2013	2012
ASSETS
Cash and due from banks	$23,747	$50,030
Interest-earning deposits	18,709	37,029
Cash and cash equivalents	42,456	87,059
Mortgage-related securities available-for-sale, at fair value	446,596	550,185
Mortgage-related securities held-to-maturity, at amortized cost
(fair value of $153,223 in 2013 and $163,589 in 2012)	155,505	157,558
Loans held-for-sale	1,798	10,739
Loans receivable (net of allowance for loan losses of $23,565
in 2013 and $21,577 in 2012)	1,508,996	1,402,246
Foreclosed properties and repossessed assets	6,736	13,961
Mortgage servicing rights, net	8,737	6,821
Other assets	176,525	189,695

Total assets	$2,347,349	$2,418,264

LIABILITIES AND EQUITY
Liabilities:
Deposit liabilities	$1,762,682	$1,867,899
Borrowings	244,900	210,786
Advance payments by borrowers for taxes and insurance	3,431	4,956
Other liabilities	52,414	59,837
Total liabilities	2,063,427	2,143,478
Equity:
Preferred stock - $0.01 par value:
Authorized - 20,000,000 shares in 2013 and 2012
Issued and outstanding - none in 2013 and 2012	-	-
Common stock - $0.01 par value:
Authorized - 200,000,000 shares in 2013 and 2012
Issued - 78,783,849 shares in 2013 and 2012
Outstanding - 46,438,284 shares in 2013 and 46,326,484 in 2012	788	788
Additional paid-in capital	489,238	489,960
Retained earnings	151,384	145,231
Accumulated other comprehensive loss	(2,319)	(4,717)
Treasury stock - 32,345,565 shares in 2013 and 32,457,365 in 2012	(358,054)	(359,409)
Total shareholders' equity	281,037	271,853
Non-controlling interest in real estate partnership	2,885	2,933
Total equity including non-controlling interest	283,922	274,786

Total liabilities and equity	$2,347,349	$2,418,264

9

Bank Mutual Corporation and Subsidiaries
Unaudited Consolidated Statements of Income
(Dollars in thousands, except per share data)
	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2013	2012	2013	2012
Interest income:
Loans	$16,323	$16,334	$64,638	$65,478
Mortgage-related securities	3,604	4,081	14,666	17,309
Investment securities	22	19	54	73
Interest-earning deposits	13	33	98	162
Total interest income	19,962	20,467	79,456	83,022
Interest expense:
Deposits	1,600	3,187	8,325	14,655
Borrowings	1,172	1,249	4,785	6,984
Advance payment by borrowers for taxes and insurance	1	1	2	2
Total interest expense	2,773	4,437	13,112	21,641
Net interest income	17,189	16,030	66,344	61,381
Provision for loan losses	1,178	2,107	4,506	4,545
Net interest income after provision for loan losses	16,011	13,923	61,838	56,836
Non-interest income:
Service charges on deposits	1,712	1,849	6,769	6,903
Brokerage and insurance commissions	788	786	3,116	3,009
Loan-related fees and servicing revenue, net	656	437	3,315	(1,911)
Gain on loan sales activities, net	369	3,339	4,405	13,206
Gain on sales of investments, net	-	-	-	543
Other-than-temporary impairment ("OTTI") losses:
Total OTTI losses	-	20	-	(889)
Non-credit portion of OTTI losses	-	(84)	-	489
Net OTTI losses	-	(64)	-	(400)
Income from bank-owned life insurance ("BOLI")	420	539	2,387	2,118
Other non-interest income	1,530	1,323	6,124	5,791
Total non-interest income	5,475	8,209	26,116	29,259
Non-interest expense:
Compensation, payroll taxes, and other employee benefits	11,027	10,567	43,854	42,304
Occupancy and equipment	3,019	2,796	11,881	11,363
Federal insurance premiums	382	775	1,863	3,308
Advertising and marketing	394	693	1,826	2,139
Losses and expenses on foreclosed real estate, net	1	1,229	2,292	6,725
Other non-interest expense	2,449	2,548	9,788	10,218
Total non-interest expense	17,272	18,608	71,504	76,057
Income before income tax expense	4,214	3,524	16,450	10,038
Income tax expense	1,529	1,229	5,702	3,336
Net income before non-controlling interest	2,685	2,295	10,748	6,702
Net loss attributable to non-controlling interest	9	10	48	52
Net income	$2,694	$2,305	$10,796	$6,754

Per share data:
Earnings per share-basic	$0.06	$0.05	$0.23	$0.15
Earnings per share-diluted	$0.06	$0.05	$0.23	$0.15
Cash dividends paid	$0.03	$0.02	$0.10	$0.05

10

Bank Mutual Corporation and Subsidiaries
Unaudited Supplemental Financial Information
(Dollars in thousands, except per share amounts and ratios)

	Three Months Ended		Twelve Months Ended
	December 31		December 31
Loan Originations and Sales	2013	2012	2013	2012
Loans originated for portfolio:
Commercial loans:
Commercial and industrial	$7,351	$35,861	$52,701	$110,941
Commercial real estate	46,537	43,249	80,157	70,200
Multi-family real estate	15,749	18,299	50,323	66,724
Construction and development	30,098	45,290	164,028	88,389
Total commercial loans	99,735	142,699	347,209	336,254
Retail loans:
One- to four-family first mortgages	13,595	24,349	84,822	110,512
Home equity	9,760	15,418	52,827	71,832
Other consumer	876	906	3,775	4,984
Total retail loans	24,231	40,673	141,424	187,328
Total loans originated for portfolio	$123,966	$183,372	$488,633	$523,582

Mortgage loans originated for sale	$20,985	$86,844	$243,669	$446,358

Mortgage loan sales	$21,706	$102,025	$252,349	$454,584

	December 31	December 31
Loan Portfolio Analysis	2013	2012
Commercial loans:
Commercial and industrial	$166,788	$132,436
Commercial real estate	276,547	263,775
Multi-family real estate	265,841	264,013
Construction and development loans:
Commercial real estate	27,815	11,116
Multi-family real estate	164,685	86,904
Land and land development	6,962	6,445
Total construction and development	199,462	104,465
Total commercial loans	908,638	764,689
Retail loans:
One- to four-family first mortgages
Permanent	449,230	471,551
Construction	40,968	18,502
Total one- to four-family first mortgages	490,198	490,053
Home equity loans:
Fixed term home equity	148,688	141,898
Home equity lines of credit	79,470	81,898
Total home equity loans	228,158	223,796
Other consumer loans:
Student	11,177	12,915
Other	12,942	10,202
Total consumer loans	24,119	23,117
Total retail loans	742,475	736,966
Gross loans receivable	1,651,113	1,501,655
Undisbursed loan proceeds	(117,439)	(76,703)
Allowance for loan losses	(23,565)	(21,577)
Deferred fees and costs, net	(1,113)	(1,129)
Total loans receivable, net	$1,508,996	$1,402,246

Loans serviced for others	$1,148,109	$1,147,722

11

Bank Mutual Corporation and Subsidiaries
Unaudited Supplemental Financial Information (continued)
(Dollars in thousands, except per share amounts and ratios)

	December 31	December 31
Non-Performing Loans and Assets	2013	2012
Non-accrual commercial loans:
Commercial and industrial	$284	$693
Commercial real estate	4,401	6,994
Multi-family real estate	1,783	6,824
Construction and development	728	865
Total commercial loans	7,196	15,376
Non-accrual retail loans:
One- to four-family first mortgages	4,556	8,264
Home equity	676	1,514
Other consumer	104	59
Total non-accrual retail loans	5,336	9,837
Total non-accrual loans	12,532	25,213
Accruing loans delinquent 90 days or more	443	584
Total non-performing loans	12,975	25,797
Foreclosed real estate and repossessed assets	6,736	13,961
Total non-performing assets	$19,711	$39,758
Non-performing loans to loans receivable, net	0.86%	1.84%
Non-performing assets to total assets	0.84%	1.64%

	December 31	December 31
Special Mention and Substandard Loans	2013	2012
(includes all non-performing loans, above)
Commercial loans:
Commercial and industrial	$9,171	$4,007
Commercial real estate	56,589	56,842
Multi-family real estate	11,614	8,969
Construction and development	18,109	15,446
Total commercial loans	95,483	85,264
Retail loans:
One- to four-family first mortgages	5,502	8,472
Home equity	676	1,514
Other consumer	104	117
Total retail loans	6,282	10,103
Total	$101,765	$95,367

	Twelve Months Ended
	December 31
Activity in Allowance for Loan Losses	2013	2012
Balance at the beginning of the period	$21,577	$27,928
Provision for loan losses	4,506	4,545
Charge-offs:
Commercial and industrial	(199)	(136)
Commercial real estate	(514)	(4,894)
Multi-family real estate	(536)	(857)
Construction and development	(148)	(2,693)
One- to four-family first mortgages	(1,205)	(3,182)
Home equity	(1,000)	(327)
Other consumer	(389)	(485)
Total charge-offs	(3,991)	(12,574)
Recoveries:
Commercial and industrial	5	26
Commercial real estate	666	956
Multi-family real estate	102	568
Construction and development	109	1
One- to four-family first mortgages	492	86
Home equity	68	1
Other consumer	31	40
Total recoveries	1,473	1,678
Net charge-offs	(2,518)	(10,896)
Balance at end of period	$23,565	$21,577
Net charge-offs to average loans, annualized	0.18%	0.78%

	December 31	December 31
Allowance Ratios	2013	2012
Allowance for loan losses to non-performing loans	181.62%	83.64%
Allowance for loan losses to total loans	1.56%	1.54%

12

Bank Mutual Corporation and Subsidiaries
Unaudited Supplemental Financial Information (continued)
(Dollars in thousands, except per share amounts and ratios)

	December 31	December 31
Deposit Liabilities Analysis	2013	2012
Non-interest-bearing checking	$161,638	$143,684
Interest-bearing checking	245,923	236,380
Savings accounts	220,237	217,170
Money market accounts	501,020	458,762
Certificates of deposit	633,864	811,903
Total deposit liabilities	$1,762,682	$1,867,899

	Three Months Ended		Twelve Months Ended
	December 31		December 31
Selected Operating Ratios	2013	2012	2013	2012
Net interest margin (1)	3.24%	2.86%	3.11%	2.67%
Net interest rate spread	3.16%	2.76%	3.02%	2.57%
Return on average assets	0.46%	0.38%	0.46%	0.27%
Return on average shareholders' equity	3.89%	3.37%	3.93%	2.50%
Efficiency ratio (2)	76.21%	76.57%	77.34%	84.04%
Non-interest expense as a percent of average assets	2.95%	3.03%	3.03%	3.03%
Shareholders' equity to total assets at end of period	11.97%	11.24%	11.97%	11.24%

(1)	Net interest margin is determined by dividing net interest income by average earning assets for the periods indicated.
(2)	Efficiency ratio is determined by dividing non-interest expense by the sum of net interest income non-interest income (excluding investment gains and net OTTI) for the periods indicated.

	Three Months Ended		Twelve Months Ended
	December 31		December 31
Other Information	2013	2012	2013	2012
Average earning assets	$2,118,841	$2,244,397	$2,133,600	$2,299,546
Average assets	2,338,712	2,458,591	2,361,610	2,510,145
Average interest bearing liabilities	1,819,421	1,991,199	1,867,954	2,073,603
Average shareholders' equity	277,144	273,358	274,764	270,600
Weighted average number of shares outstanding:
As used in basic earnings per share	46,242,292	46,196,111	46,230,627	46,191,368
As used in diluted earnings per share	46,531,818	46,226,387	46,423,591	46,209,579

	December 31	December 31
	2013	2012
Number of shares outstanding (net of treasury shares)	46,438,284	46,326,484
Book value per share	$6.05	$5.87

	December 31	December 31
Weighted Average Net Interest Rate Spread	2013	2012
Yield on loans	4.30%	4.56%
Yield on investments	2.33%	2.36%
Combined yield on loans and investments	3.74%	3.82%
Cost of deposits	0.34%	0.63%
Cost of borrowings	1.93%	2.37%
Total cost of funds	0.54%	0.81%
Interest rate spread	3.20%	3.01%

13